                                                                    1 July, 2009

ALFA-BANK Commences Exchange Offer and Consent Solicitation

Exchange Offer

Closed Joint-Stock Company "ALFA-BANK" (the "Bank") (on behalf of Ukraine Issuance plc and Emerging Markets Structured Products B.V.) announces that it has commenced an Exchange Offer and Consent Solicitation for any and all of the
(i) US$345,000,000 9.75% Loan Participation Notes due 2009 issued by Emerging Markets Structured Products B.V. (the "2009 Notes"); (ii) US$450,000,000 9.25% Loan Participation Notes due 2010 issued by Ukraine Issuance plc (the "2010 Notes"); and (iii) US$250,000,000 12.00% Loan Participation Notes due 2011 issued by Ukraine Issuance plc (the "2011 Notes", and together with the 2009 Notes and the 2010 Notes, the "Existing Notes"), for US$ Denominated 13.00% Amortising Loan Participation Notes due 2012 (the "New Notes") to be issued by Ukraine Issuance plc under the Bank's US$2,000,000,000 Loan Participation Note Programme (the "Programme") and cash, as further described below.

To participate in the Exchange Offer, a Noteholder must validly offer for exchange sufficient Existing Notes such that the portion of the exchange consideration to be received by such Noteholder in the form of New Notes is equal to, or greater than US$ 100,000.

Consent Solicitation

Concurrently with the Exchange Offers detailed above, the Bank (on behalf of Ukraine Issuance plc and Emerging Markets Structured Products B.V.) is soliciting consents from Noteholders to make certain amendments to the terms and conditions of each of the series of Existing Notes allowing it to (a) insert an option into each series of Existing Notes to call the Existing Notes and exchange them for New Notes, with respect to the 2009 Notes and 2010 Notes, and a combination of cash and New Notes, with respect to the 2011 Notes and (b) remove a noteholder put option in respect of the 2011 Notes. Those who vote in the consent solicitation but who do not take up the exchange offers set out above or who are obliged to exchange their Existing Notes following exercise of the call option, will receive the following:

2009 Notes - for every US$1,000 of 2009 Notes: US$1,000 principal amount of New Notes;

2010 Notes - for every US$1,000 of 2010 Notes: US$1,000 principal amount of New Notes; and

2011 Notes - for every US$1,000 of 2011 Notes: (i) a cash amount of US$100 and
(ii) US$900 principal amount of New Notes.

Indicative Terms and Timetable

The following table set forth the exchange consideration that each holder of Existing Notes who elects to participate in the Exchange Offer will receive, subject to the terms of the Exchange Offer, and certain key dates for the Exchange Offer and Consent Solicitation, as described in the Exchange Offer and Consent Solicitation Memorandum.

                                                                                                                  Consideration
                                     Exchange Consideration per         Early                                 following successful
                                    US$1,000 principal amount of      Exchange     Expiration    Noteholder   Consent Solicitation
Existing Note:                             Existing Notes:            Deadline:       Date:       Meeting:        per US$1,000:
----------------------------------------------------------------------------------------------------------------------------------
US$345,000,000 9.75% Loan         Early Exchange    Late Exchange   14 July 2009  21 July 2009  23 July 2009  US$1,000 New Notes
Participation Notes due 22        Consideration:    Consideration:
December 2009 issued by Emerging
Markets Structured Products B.V.  US$270 cash /     US$1,000 New    (T+13)        (T+20)        (T+22)
                                  US$730 New Notes  Notes
ISIN: XS0279930449

Common Code: 027993044
----------------------------------------------------------------------------------------------------------------------------------
US$450,000,000 9.25% Loan         Early Exchange    Late Exchange   14 July 2009  21 July 2009  23 July 2009  US$1,000 New Notes
Participation Notes due 26 July   Consideration:    Consideration:
2010 issued by Ukraine Issuance
plc                               US$150 cash /     US$1,000 New    (T+13)        (T+20)        (T+22)
                                  US$850 New Notes  Notes
ISIN: XS0311816234

Common Code: 031181623
----------------------------------------------------------------------------------------------------------------------------------
US$250,000,000 12.00% Loan        2011 Notes        N/A             N/A           14 July 2009  16 July 2009  US$100 cash /
Participation Notes due 11        Exchange                                        (T+13)        (T+15)        US$900 New Notes
August 2011 issued by Ukraine     Consideration:
Issuance plc
                                  US$270 cash /
ISINs: XS0379139529 /             US$730 New Notes
US90372TAA51

Common Code: 037913952

CUSIP: 90372TAA5

In addition to the consideration described above, each holder of Existing Notes, who participates in the Exchange Offer, and each holder whose Existing Notes are called for redemption following approval of the extraordinary resolution, shall receive all accrued and unpaid interest on such holder's Existing Notes up to but excluding the Settlement Date.

The New Notes are expected to be listed on the Irish Stock Exchange and will be issued by Ukraine Issuance plc under the Programme. The Bank will enter into a new loan agreement in respect of the New Notes to be issued under the Programme and Ukraine Issuance plc will create a security interest in favour of the trustee for the New Notes all as more fully described in the Base Prospectus related to the Programme dated 30 June 2009 which is annexed to the Exchange Offer and Consent Solicitation Memorandum.

The Bank may choose, in its sole discretion, to settle each series of Existing Notes at separate times. If the Bank elects to do so, New Notes issued in exchange for Existing Notes in each such Settlement Date will form a separate series of New Notes until the first interest payment date, following which all New Notes will be consolidated into one series. Settlement with respect of each series of Existing Notes is expected to occur no later than 10 business days after the applicable Exchange Offer and/or proposed amendments in respect of the applicable series of Existing Notes have been approved.

The following table set forth certain of the key terms of the New Notes

New Note:                            Coupon:                 Maturity:       Average Life:  Amortisation Schedule:
------------------------------------------------------------------------------------------------------------------
US$ Denominated Amortising  13.00% payable quarterly  August 2012 (three     Two years      equal quarterly
Loan Participation Notes                              years from the issue                  principal instalments
                                                      date of the first New                 until 2012 commencing
                                                      Notes Issued)                         one year after the
                                                                                            first coupon payment

Rationale for the Offer

Through the initiated Exchange Offer and Consent Solicitation the Bank is seeking to smooth and extend the maturity of each of the mentioned above Existing Notes, which will give the Bank flexibility to manage through the period of challenging economic conditions that impacted Ukraine's economy as a whole and the banking sector in particular, and provide flexibility to manage its lending business and asset quality going forward, while providing the investors of the Existing Notes with a partial up-front cash redemption, full payment of accrued interest due and payable, New Notes with a higher coupon and amortising repayment schedule and no reduction in the principal amount due to existing holders of the Existing Notes.

Dealer Managers, Exchange Agent and Tabulation Agent

The dealer managers for the Exchange Offer and Consent Solicitation are HSBC Bank plc and UBS Limited. The exchange and tabulation agent for the Exchange Offer and Consent Solicitation is Lucid Issuer Services Limited. Any questions regarding procedures for the Exchange Offer and/or Consent Solicitation or requests for additional copies of the Exchange Offer and Consent Solicitation Memorandum and related documents, which are available for free and which describe the Exchange Offer and Consent Solicitation in greater detail may be directed to any of these parties. Contact details of each are provided below.

                                DEALER MANAGERS:                                EXCHANGE AND TABULATION AGENT
------------------------------------------------------------------------------  -----------------------------
HSBC Bank plc                            UBS LIMITED                            Lucid Issuer Services Limited
8 Canada Square                          1 Finsbury Avenue                      Leroy House
London, E14 5HQ                          London EC2M 2PP                        436 Essex Road
United Kingdom                           United Kingdom                         London N1 3QP
                                                                                United Kingdom
Attention: Liability Management          Attention: Liability Management Group
Telephone: +1 888 HSBC 4LM               Telephone: +44 (0)20 7567 0525         Attention: Sunjeeve Patel /
(Toll-Free) / +1 212 525 5552            Facsimile: +44 (0)20 7568 5332         Yves Theis
(Call Collect) (New York)                E-mail: mark-t.watkins@ubs.com         Telephone: +44 20 7704 0880
/ +44 20 7991 5874 (London)                                                     Facsimile: +44 20 7067 9098
Facsimile: +44 (0)20 7992 4908                                                  Email: abu@lucid-is.com
E-mail: liability.management@hsbcib.com

None of the dealer managers, Emerging Markets Structured Products B.V., Ukraine Issuance plc, the exchange agent or the tabulation agent are making any recommendation to holders of Existing Notes as to whether or not they should offer Existing Notes for exchange pursuant to the Exchange Offer or provide consents in connection with the proposed amendments.

Forward-Looking Statements

This press release contains forward-looking statements. The Bank cautions that, by their nature, forward-looking statements involve risk, uncertainties and assumptions. These statements are speculative in nature, and it can be expected that some or all of the assumptions underlying these statements will not materialise or will vary significantly from actual results. The Bank, Emerging Markets Structured Products B.V., Ukraine Issuance plc, the dealer managers, the exchange agent and the tabulation agent assume no obligation to update or revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs.

The Exchange Offer and Consent Solicitation is being made solely by means of the related Exchange Offer and Consent Solicitation Memorandum. Under no circumstances shall this press release constitute an offer to purchase or the solicitation of an offer to sell the Existing Notes, the New Notes or any other securities of the Bank. It also is not a solicitation of consents to the proposed amendments to the trust deeds applicable to the Existing Notes. No recommendation is made as to whether holders of Existing Notes should tender their Existing Notes or give their consent to the proposed amendments.

The New Notes have not been and will not be registered under the U.S. Securities Act of 1933 (the "Securities Act") and will be offered in the United States solely to holders of Existing Notes pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder

The Exchange Offer is not being made in Australia, Canada, Japan, the Republic of Italy or any other jurisdiction in which the making of an offer would not be in compliance with the laws or regulations of such jurisdiction.


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